AMENDED CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES
                                AND PRIVILEGES OF
                  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
                             OF QUANTUM CORPORATION

         Pursuant to Section 151 of the General Corporation Law of the State of Delaware

         Quantum Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does by its Chairman of the Board and Chief Executive Officer and under its corporate seal hereby certifies as follows:

         1. That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the said Corporation, the said Board of Directors on July 21, 1988 designated a series of 1,000,000 shares of Preferred Stock designated as Series A Junior Participating Preferred Stock and filed a Revised Form of Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock on December 9, 1988 with the Secretary of State of the State of Delaware.

         2. That no shares of Series A Junior Participating Preferred Stock have been issued to date.

         3. That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the said Corporation, the said Board of Directors on April 30, 1998 adopted the following resolutions changing the designation of the Series A Junior Participating Preferred Stock:

         "RESOLVED: That pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, the Board of Directors hereby amends and restates the designation of the Company's Series A Junior Participating Preferred Stock, effective as of the record date, and fixes the relative rights, preferences and limitations thereof (in addition to the provisions set forth in the Certificate of Incorporation of the Corporation, which are applicable to the Preferred Stock of all classes and series), as follows:

         Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock." The Series A Junior Participating Preferred Stock shall have a par value of $0.01 per share, and the number of shares constituting such series shall be 1,000,000.

         Section 2. Proportional Adjustment. In the event the Corporation shall at any time after the issuance of any share or shares of Series A Junior Participating Preferred Stock (i) declare any dividend on Common Stock of the Corporation ("Common Stock") payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Corporation shall simultaneously effect a proportional adjustment to the number of outstanding


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shares of Series A Junior Participating Preferred Stock, if any.

         Section  3.       Dividends and Distributions.

                  1. Subject to the prior and superior right of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available for that purpose, quarterly dividends payable in cash on the last day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other (except as provided in Section 2 hereof) than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock.

                  2. The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

                  3. Dividends shall begin to accrue on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

      Section 4. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

                  1. Each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation.

                  2. Except as otherwise provided herein or by law, the holders of shares of Series A Juinor Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

                  3. Except as required by law, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

         Section 5.     Certain Restrictions.

                  1. The Corporation shall not declare any dividend on, make any distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Common Stock after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock unless concurrently therewith it shall declare a dividend on the Series A Junior Participating Preferred Stock as required by Section 3 hereof.

                  2. Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                                    1.  declare or pay  dividends  on,  make any
other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

                                    2.  declare or pay  dividends  on,  make any
other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                                    3. redeem or purchase or  otherwise  acquire
for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock;

                                    4.   purchase  or   otherwise   acquire  for
consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  3. The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 5, purchase or otherwise acquire such shares at such time and in such manner.

         Section 6. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein and, in the Restated Certificate of Incorporation, as then amended.

         Section 7. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive an aggregate amount per share equal to 1000 times the aggregate amount to be distributed per share to holders of shares of Common Stock plus an amount equal to any accrued and unpaid dividends on such shares of Series A Junior Participating Preferred Stock.

         Section 8. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

         Section 9. No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

         Section 10. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

         Section 11. Amendment. The Restated Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preference or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

         Section 12. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.




         RESOLVED FURTHER: That 1,000,000 shares of Series A Junior Participating Preferred Stock be, and they hereby are, reserved for issuance upon exercise of the Rights, such number to be subject to adjustment from time to time in accordance with the Rights Agreement.

         RESOLVED FURTHER: That the appropriate officers of the Company be, and they hereby are, authorized and directed to prepare and file an Amended Certificate of Designation of Rights, Preferences and Privileges in accordance with the foregoing resolutions and the provisions of Delaware law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions."

         I,  ________________,   ____________________   of  Quantum  Corporation
further declare under penalty of perjury that the matters set forth in the foregoing Amended and Restated Certificate of Designation are true and correct of my own knowledge.

         Executed at Milpitas, California on _______________, 1998.


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